SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. ___________)*

                             VIROPHARMA INCORPORATED

                                (Name of Issuer)

                                     COMMON

                         (Title of Class of Securities)

                                   928241 10 8

                                 (CUSIP Number)



                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


                               Page 1 of 18 Pages

----------------------------------           ----------------------------------
CUSIP NO. 928241 10 8                 13G        PAGE  2  OF  18  PAGES
-----------------------------------          ----------------------------------


-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Sevin Rosen Fund IV L.P.
           75-2416757
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]

-------------------------------------------------------------------------------
3          SEC USE ONLY

-------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
     NUMBER OF                1,268,022
      SHARES         ----------------------------------------------------------
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 0
       EACH          ----------------------------------------------------------
     REPORTING
    PERSON WITH      7        SOLE DISPOSITIVE POWER
                              1,268,022
                     ----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              0

-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,268,022
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               |_|

-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.4%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 18 Pages

----------------------------------           ----------------------------------
CUSIP NO. 928241 10 8                 13G        PAGE  3  OF  18  PAGES
-----------------------------------          ----------------------------------


-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           SRB Associates IV L.P.
           75-2416758
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]

-------------------------------------------------------------------------------
3          SEC USE ONLY

-------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
     NUMBER OF                1,268,022
      SHARES         ----------------------------------------------------------
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 0
       EACH          ----------------------------------------------------------
     REPORTING
    PERSON WITH      7        SOLE DISPOSITIVE POWER
                              1,268,022
                     ----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              0

-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,268,022
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               |_|

-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.4%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 18 Pages

----------------------------------           ----------------------------------
CUSIP NO. 928241 10 8                 13G        PAGE  4  OF  18  PAGES
-----------------------------------          ----------------------------------


-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Jon W. Bayless
           ###-##-####
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]

-------------------------------------------------------------------------------
3          SEC USE ONLY

-------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
-------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
     NUMBER OF                -0-
      SHARES         ----------------------------------------------------------
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 1,268,022
       EACH          ----------------------------------------------------------
     REPORTING
    PERSON WITH      7        SOLE DISPOSITIVE POWER
                              -0-
                     ----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              1,268,022

-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,268,022
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               |_|

-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.4%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 18 Pages

----------------------------------           ----------------------------------
CUSIP NO. 928241 10 8                 13G        PAGE  5  OF  18  PAGES
-----------------------------------          ----------------------------------


-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Stephen M. Dow
           ###-##-####
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]

-------------------------------------------------------------------------------
3          SEC USE ONLY

-------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
-------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
     NUMBER OF                14,000
      SHARES         ----------------------------------------------------------
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 1,268,022
       EACH          ----------------------------------------------------------
     REPORTING
    PERSON WITH      7        SOLE DISPOSITIVE POWER
                              14,000
                     ----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              1,268,022

-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,282,022
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               |_|

-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.5%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 18 Pages

----------------------------------           ----------------------------------
CUSIP NO. 928241 10 8                 13G        PAGE  6  OF  18  PAGES
-----------------------------------          ----------------------------------


-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Dennis J. Gorman
           ###-##-####
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]

-------------------------------------------------------------------------------
3          SEC USE ONLY

-------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
-------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
     NUMBER OF                0
      SHARES         ----------------------------------------------------------
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 1,268,022
       EACH          ----------------------------------------------------------
     REPORTING
    PERSON WITH      7        SOLE DISPOSITIVE POWER
                              0
                     ----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              1,268,022

-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,268,022
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               |_|

-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.4%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 18 Pages

----------------------------------           ----------------------------------
CUSIP NO. 928241 10 8                 13G        PAGE  7  OF  18  PAGES
-----------------------------------          ----------------------------------


-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           John V. Jaggers
           ###-##-####
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]

-------------------------------------------------------------------------------
3          SEC USE ONLY

-------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
-------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
     NUMBER OF                0
      SHARES         ----------------------------------------------------------
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 1,268,022
       EACH          ----------------------------------------------------------
     REPORTING
    PERSON WITH      7        SOLE DISPOSITIVE POWER
                              0
                     ----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              1,268,022

-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,268,022
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               |_|

-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.4%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 18 Pages

----------------------------------           ----------------------------------
CUSIP NO. 928241 10 8                 13G        PAGE  8  OF  18  PAGES
-----------------------------------          ----------------------------------


-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Charles H. Phipps
           ###-##-####
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]

-------------------------------------------------------------------------------
3          SEC USE ONLY

-------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
-------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
     NUMBER OF                0
      SHARES         ----------------------------------------------------------
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 1,268,022
       EACH          ----------------------------------------------------------
     REPORTING
    PERSON WITH      7        SOLE DISPOSITIVE POWER
                              0
                     ----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              1,268,022

-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,268,022
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               |_|

-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.4%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 18 Pages

----------------------------------           ----------------------------------
CUSIP NO. 928241 10 8                 13G        PAGE  9  OF  18  PAGES
-----------------------------------          ----------------------------------


-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Sevin Rosen Bayless Management Company
           75-2185911
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]

-------------------------------------------------------------------------------
3          SEC USE ONLY

-------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
-------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
     NUMBER OF                0
      SHARES         ----------------------------------------------------------
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 1,268,022
       EACH          ----------------------------------------------------------
     REPORTING
    PERSON WITH      7        SOLE DISPOSITIVE POWER
                              0
                     ----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              1,268,022

-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,268,022
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               |_|

-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.4%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 9 of 18 Pages

Item 1.

          (a) NAME OF ISSUER.

          ViroPharma Incorporated, a Delaware corporation (the "Issuer").

          (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

          The Issuer's principal executive offices are located at 76 Great Valley Parkway, Malvern, Pennsylvania 19355.

ITEM 2.

          (a) NAMES OF PERSONS FILING.

          This statement is filed by the following persons: (i) Sevin Rosen Fund IV L.P. ("SR IV"); (ii) SRB Associates IV L.P. ("SRB IV"); (iii) Jon W. Bayless ("Bayless"); (iv) Stephen M. Dow ("Dow"); (v) Dennis J. Gorman ("Gorman"); (vi) John V. Jaggers ("Jaggers"); (vii) Charles H. Phipps ("Phipps") and (viii) Sevin Rosen Bayless Management Company ("Management Company").

          SRB IV is the general partner of SR IV. Bayless, Dow, Gorman, Jaggers and Phipps are the general partners of SRB IV and are officers of Management Company. In addition, Bayless is a holder of certain shares of the Management Company's issued and outstanding capital stock.

          (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE.

          The principal business office of each of SR IV, SRB IV, Bayless, Gorman, Jaggers, Phipps and Management Company is Two Galleria Tower, 13455 Noel Road,Suite 1670, Dallas, Texas 75240. The principal business office of Dow is 550 Lytton Avenue, Suite 200, Palo Alto, California 94301.


                               Page 10 of 18 Pages

          (c) CITIZENSHIP.

          SR IV and SRB IV are each Delaware limited partnerships. Bayless, Dow, Gorman, Jaggers and Phipps are each U.S. citizens. Management Company is a Texas corporation.

          (d) TITLE OF CLASS OF SECURITIES.

     This statement relates to shares of Common Stock, par value $.002 per share (the "Common Stock"), of the Issuer.

          (e) CUSIP NUMBER.

          928241 10 8

ITEM 3.

          This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4. OWNERSHIP.

          (a) AMOUNT BENEFICIALLY OWNED.

               (i) SR IV beneficially owns 1,268,022 shares of Issuer's Common Stock.

               (ii) SRB IV beneficially owns 1,268,022 shares of Issuer's Common
                    Stock.

               (iii)Each of Bayless, Gorman, Jaggers, Phipps and Management
                    Company beneficially owns 1,268,022 shares of Issuer's Common Stock.

               (iv) Dow beneficially owns 1,282,022 shares of Issuer's Common
                    Stock.



                               Page 11 of 18 Pages

          (b) PERCENT OF CLASS.1

               (i)  SR IV -- 14.4%.

               (ii) SRB IV -- 14.4%.

               (iii)Each of Bayless, Gorman, Jaggers, Phipps and Management
                    Company -- 14.4%.

               (iv) Dow -- 14.5%.

          (c) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

               (i) Each of SR IV and SRB IV has sole power to vote or dispose or to direct the vote or disposition of the shares of Issuer's Common Stock.

               (ii) Each of Bayless, Gorman, Jaggers, Phipps and Management
                    Company has shared power to vote or dispose or to direct the vote or disposition of the shares of Issuer's Common Stock.

               (iii)Dow  has sole power to vote or dispose or to direct the vote
                    or   disposition of 14,000 shares of Issuer's Common
                    Stock and has shared power to vote or dispose or to direct the vote or disposition of 1,268,022 shares of Issuer's Common Stock.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.


--------------------

1 According to the most recently available filing with the Securities and Exchange Commission in which such number is required to be indicated.


                               Page 12 of 18 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP. Not applicable.

ITEM 10. CERTIFICATION. Not applicable.



                               Page 13 of 18 Pages

                         SIGNATURE/SIGNED IN COUNTERPART

                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                  SEVIN ROSEN FUND IV L.P.

                                  By: SRB Associates IV L.P.,
                                       General Partner


Dated:  February 13, 1997         By:/S/ JOHN V. JAGGERS
                                     ----------------------------------------
                                     John V. Jaggers, a General Partner


                                  SRB ASSOCIATES IV L.P.


Dated:  February 13, 1997         By: /S/ JOHN V. JAGGERS
                                      --------------------------------------
                                      John V. Jaggers, a General Partner



Dated:  February 13, 1997              /S/ JON W. BAYLESS
                                       -------------------------------------
                                           Jon W. Bayless


Dated:  February 13, 1997              /S/ JOHN V. JAGGERS, ATTORNEY-IN-FACT
                                       -------------------------------------
                                           Stephen M. Dow


Dated:  February 13, 1997              /S/ DENNIS J. GORMAN
                                       -------------------------------------
                                           Dennis J. Gorman


Dated:  February 13, 1997              /S/ JOHN V. JAGGERS
                                       -------------------------------------
                                           John V. Jaggers


Dated:  February 13, 1997              /S/ CHARLES H. PHIPPS
                                       -------------------------------------
                                           Charles H. Phipps


                                       SEVIN ROSEN BAYLESS
                                       MANAGEMENT COMPANY


Dated:  February 13, 1997              By: /S/ JOHN V. JAGGERS, ATTORNEY-IN-FACT
                                          --------------------------------------
                                           Title:  Vice President


                               Page 14 of 18 Pages

                                  EXHIBIT INDEX

                  EXHIBIT

1.                Joint Filing Agreement.

2.                Power of Attorney.


                               Page 15 of 18 Pages

                                    EXHIBIT 1

                  THIS DOCUMENT HAS BEEN SIGNED IN COUNTERPART

                             JOINT FILING AGREEMENT


                  In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock of ViroPharma Incorporated, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof each of the undersigned, being duly authorized, hereby execute this Agreement on the date set forth opposite its or his name.

                                   SEVIN ROSEN FUND IV L.P.

                                   By: SRB ASSOCIATES IV L.P.,
                                         General Partner



Dated:  February 13, 1997             By:/S/ JOHN V. JAGGERS
                                         ----------------------------------
                                         John V. Jaggers, a General Partner


                                    SRB ASSOCIATES IV L.P.



Dated:  February 13, 1997           By:/S/ JOHN V. JAGGERS
                                       -----------------------------------
                                       John V. Jaggers, a General Partner



Dated:  February 13, 1997              /S/ JON W. BAYLESS
                                       -----------------------------------
                                       Jon W. Bayless



Dated:  February 13, 1997              /S/ JOHN V. JAGGERS, ATTORNEY-IN-FACT
                                       -----------------------------------
                                       Stephen M. Dow





                               Page 16 of 18 Pages

Dated:  February 13, 1997              /S/ DENNIS J. GORMAN
                                       -----------------------------------
                                       Dennis J. Gorman



Dated:  February 13, 1997              /S/ JOHN V. JAGGERS
                                       -----------------------------------
                                       John V. Jaggers



Dated:  February 13, 1997              /S/ CHARLES H. PHIPPS
                                       -----------------------------------
                                       Charles H. Phipps



                                       SEVIN ROSEN BAYLESS
                                       MANAGEMENT COMPANY



Dated:  February 13, 1997              By:  /S/ JOHN V. JAGERS, ATTORNEY-IN-FACT
                                          --------------------------------------
                                                     Title:




                               Page 17 of 18 Pages

                                    EXHIBIT 2

                                POWER OF ATTORNEY

                  The undersigned, STEPHEN M. DOW, hereby makes, constitutes and appoints each of DENNIS J. GORMAN, JOHN V. JAGGERS AND JON W. BAYLESS, and each of them singly, his true and lawful attorney-in-fact and agent, with full power to them, and each of them singly, and with full power of substitution, to sign for the undersigned and in his name, any Form 144, Form 3, Form 4, Form 5,
Schedule 13D and Schedule 13G, and any and all amendments thereto, and to file the same, and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in the name of the undersigned and on his behalf to enable the undersigned to comply with the reporting requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and all requirements of the Securities and Exchange Commission.

                  This Power of Attorney shall not be affected by the subsequent disability or incompetence of the undersigned.

                  This Power of Attorney may not be changed orally.

                  The undersigned hereby agrees that any third party receiving a duly executed copy or reproduction of this Power of Attorney may act under it. Revocation or termination of this Power of Attorney will not be effective until the third party receives actual knowledge of the termination or revocation. The undersigned shall hold harmless any third party from and against any claims that may arise against the third party as a result of reliance on this Power of Attorney.

                  IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the 13th day of June, 1994.


                                                    /s/  Stephen M. Dow
                                                    ---------------------------
                                                         Stephen M. Dow

STATE OF TEXAS                      )
                                    )ss.:
COUNTY OF DALLAS                    )

                  On this 13th day of June, 1994 before me personally came Stephen M. Dow, to me known and known to me to be the individual described in, and who executed the foregoing instrument, and he acknowledged to me that he executed the same.


                                                    /s/ Jo Anne Eisler
                                                    ---------------------------
                                                        Notary Public
My commission expires:  May 27, 1998


                               Page 18 of 18 Pages